UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)(1)

                        Digital Generation Systems, Inc
              ----------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No par value
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   253921100
              ----------------------------------------------------
                                 (CUSIP Number)


     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Index is on Page 28

                               Page 1 of 29 pages

CUSIP No. 253921100                                           Page 2 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Associates III, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             207,770 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        207,770 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      207,770 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.7%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 29 Pages

CUSIP No. 253921100                                           Page 3 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Partners III, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             207,770 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        207,770 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      207,770 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.7%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 29 Pages

CUSIP No. 253921100                                           Page 4 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown-Glynn Associates, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             100,605 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        100,605 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      100,605 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.83%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 29 Pages

CUSIP No. 253921100                                           Page 5 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown-Glynn Partners, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             100,605 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        100,605 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      100,605 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.83%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 29 Pages

CUSIP No. 253921100                                           Page 6 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown-Glynn Advisors, Ltd.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             308,375 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        308,375 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      308,375 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      2.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IA CO
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 29 Pages

CUSIP No. 253921100                                           Page 7 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      The Crown Trust

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             256,825 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        256,825 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      256,825 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      2.1%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      EP
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 29 Pages

CUSIP No. 253921100                                           Page 8 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Crown Capital Management, Ltd.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             256,825 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        256,825 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      256,825 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      2.1%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IA CO
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 29 Pages

CUSIP No. 253921100                                           Page 9 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      David F. Bellet

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               10,000 shares of Common Stock
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             565,200 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        10,000 shares of Common Stock
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        565,200 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      575,200 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      4.7%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 29 Pages

CUSIP No. 253921100                                          Page 10 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      John W. Glynn, Jr.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               80,000 shares of Common Stock
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             1,060,166 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        80,000 shares of Common Stock
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        1,060,166 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,140,166 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      9.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 29 Pages

CUSIP No. 253921100                                          Page 11 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Jeffrey S. Hamren

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             565,200 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        565,200 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      565,200 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      4.7%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 29 Pages

CUSIP No. 253921100                                          Page 12 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Daryl Messinger

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             1,060,166 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        1,060,166 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,060,166 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      8.7%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 29 Pages

CUSIP No. 253921100                                          Page 13 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Margaret S. McNamara

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             565,200 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        565,200 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      565,200 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      4.7%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 29 Pages

CUSIP No. 253921100                                          Page 14 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Steven Rosston

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               5,000 shares of Common Stock
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             1,060,166 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        5,000 shares of Common Stock
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        1,060,166 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,065,166 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      8.8%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 14 of 29 Pages

CUSIP No. 253921100                                          Page 15 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Chester A. Siuda

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             565,200 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        565,200 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      565,200 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      4.7%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 15 of 29 Pages

CUSIP No. 253921100                                          Page 16 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Capital Management

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             180,500 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        180,500 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      180,500 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.5%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      IA
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 16 of 29 Pages

CUSIP No. 253921100                                          Page 17 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Emerging Opportunity Fund

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             77,500 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        77,500 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      77,500 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.64%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 17 of 29 Pages

CUSIP No. 253921100                                          Page 18 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Buckley Investments, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             27,700 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        27,700 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      27,700 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.23%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 18 of 29 Pages

CUSIP No. 253921100                                          Page 19 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Investment, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             24,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        24,000 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      24,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.20%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 19 of 29 Pages

CUSIP No. 253921100                                          Page 20 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Peterson

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             8,900 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        8,900 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      8,900 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.07%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 20 of 29 Pages

CUSIP No. 253921100                                          Page 21 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Ventures III, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             109,166 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        109,166 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      109,166 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.9%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 21 of 29 Pages

CUSIP No. 253921100                                          Page 22 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      McMorgan Fund II, L.P.

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             64,200 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        64,200 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      64,200 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.53%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 22 of 29 Pages

CUSIP No. 253921100                                          Page 23 of 29 Pages
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Glynn Captial Management 401K

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group
                                    a.  |_|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

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4     Citizenship or Place of Organization

      California
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               0
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             3,000 shares of Common Stock
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        0
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        3,000 shares of Common Stock
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      3,000 shares of Common Stock
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares  |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      0.02%
--------------------------------------------------------------------------------
12    Type of Reporting Person

      EP
--------------------------------------------------------------------------------

                      SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 23 of 29 Pages

Item 1(a)   Name of Issuer:           Digital Generation Systems, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            875 Battery Street, San Francisco, CA 94111

Item 2(a)   Names of Person Filing    See cover pages.

      Relationship of filing persons:

            Glynn Capital Management, Crown-Glynn Advisors Ltd., and Crown Capital Management Ltd. are Registered Investment Advisors.

            Glynn Capital Management is investment advisor to Glynn Emerging Opportunity Fund, a California limited partnership, Glynn Buckley Investments, a California limited partnership, McMorgan Fund II, a California limited partnership, and Glynn Investments, a California limited partnership.

            Crown-Glynn Advisors Ltd. is investment advisor to Crown Associates III, L.P., a Delaware limited partnership, and Crown-Glynn Associates, L.P., a Delaware limited partnership. Crown Partners III, L.P. is general partner of Crown Associates III, L.P. Crown-Glynn Partners, L.P. is general partner of Crown-Glynn Associates, L.P.

            Crown Capital Management Ltd. is investment advisor to The Crown Trust, a New York Trust.

            John W. Glynn, Jr., David F. Bellet and Chester A. Siuda are Managing Directors of Crown Capital Management and Crown-Glynn Advisors. John W. Glynn, Jr., is sole owner of Glynn Capital Management.

            John W. Glynn, Jr., David F. Bellet, Chester A. Siuda, Jeffrey S. Hamren, Darryl Messinger, Steven Rosston, and Margaret S. McNamara are General Partners of Crown Partners III, L.P., a Delaware limited partnership and Crown-Glynn Partners, L.P., a Delaware partnership.

            Crown Associates III, L.P. owns 207,770 shares of common stock, Crown-Glynn Associates, L.P. owns 100,605 shares of common stock, The Crown Trust owns 256,825 shares of common stock, Glynn Emerging Opportunity Fund owns 77,500 shares of common stock, Glynn Investment owns 24,000 shares of common stock, Glynn Buckley owns 27,700 shares of common stock, Glynn Venture III owns 109,166 shares of common stock, McMorgan Fund II owns 64,200 shares of common stock, Glynn Capital Management 401K owns 3,000 shares of common stock, Glynn Capital Management owns 180,500 shares of common stock and Glynn Peterson owns 8,900 shares of common stock.

Item 2(b)   Address of Principal Business Office or, if none Residence:

            As to the following filing persons:

            Crown Associates III, L.P.
            Crown Partners III, L.P.
            Crown-Glynn Associates, L.P.
            Crown-Glynn Partners, L.P.
            Crown-Glynn Advisors Ltd.
            The Crown Trust
            Crown Capital Management Ltd.
            Chester A. Siuda
            Margaret S. McNamara
            Jeffrey S. Hamren

            67 East Park Place
            8th Floor
            Morristown, NJ  07960

            As to the following filing person:

            David F. Bellet
            60 East 42nd Street, Suite 3405
            New York, NY  10165

            As to the following filing persons:

            Glynn Buckley Investments, L.P.
            McMorgan Fund II, L.P.
            Glynn Capital Management
            Glynn Emerging Opportunity Fund
            Glynn Investment, L.P.
            Glynn Ventures III, L.P.
            Glynn Peterson
            Glynn Capital Management 401K
            John W. Glynn, Jr.
            Steven Rosston
            Darryl Messinger

            3000 Sand Hill Road
            Building 4, Suite 235
            Menlo Park, CA  94025

Item 2(c)   Citizenship:      See cover pages

Item 2(d)   Title of Class of Securities:      Common Stock, no par value

Item 2(e)   CUSIP Number:     253921100


                              Page 25 of 29 pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a :

            (a)   Broker or Dealer registered under Section 15 of the Act,

            (b)   Bank as defined in Section 3(a)(6) of the Act,

            (c)   Insurance Company as defined in Section 3(a)(19) of the Act,

            (d) Investment Company registered under Section 8 of the Investment Company Act,

            (e) *Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

            (f) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

            (g) Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G),

            (h)   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).

            ----------
            * As to Crown-Glynn Advisors, Ltd., Crown Capital Management Ltd. and Glynn Capital Management

Item 4.           Ownership:                See cover pages.

Item 5.           Ownership of Five Percent or Less of a Class:
                  Not applicable.

Item 6.           Ownership of More Than Five Percent on Behalf of
                  Another Person:   Not applicable.

Item 7.           Identification and Classification of the Subsidiary
                  which Acquired the Security Being
                  Reported on by the Parent Holding Company:   Not applicable.

Item 8.           Identification and Classification of Members of
                  the Group:    Not applicable.

Item 9.           Notice of Dissolution of Group:    Not applicable.

Item 10.          Certification:

                        By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                              Page 26 of 29 pages

                               13-G SIGNATURE PAGE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 19, 1998

CROWN-GLYNN ASSOCIATES, LIMITED             /s/ John W. Glynn, Jr.
PARTNERSHIP                                 -------------------------
By Crown-Glynn Partners, L.P. as                 John W. Glynn, Jr.*
         General Partner

                                           /s/ Steven Rosston
                                           --------------------------
                                                 Steven Rosston


CROWN ASSOCIATES III, LIMITED              /s/ Daryl Messinger
PARTNERSHIP                                --------------------------
By Crown Partners III, L.P. as                   Daryl Messinger
         General Partner

                                           /s/ David F. Bellet
                                           --------------------------
                                                 David F. Bellet


CROWN PARTNERS III, L.P.                   /s/ Chester A. Siuda
                                           --------------------------
                                                 Chester A. Siuda
CROWN-GLYNN PARTNERS, L.P.

                                           /s/ Jeffrey S. Hamren
                                           --------------------------
                                                 Jeffrey S. Hamren
By /s/ David F. Bellet
   ----------------------
         General Partner                   /s/ Margaret S. McNamara
                                           --------------------------
                                                 Margaret S. McNamara

THE CROWN TRUST

CROWN CAPITAL MANAGEMENT LTD

CROWN-GLYNN ADVISORS, LTD.


By /s/ David F. Bellet
  ------------------------

----------
      * Individually and on behalf of Glynn Capital Management, Glynn Emerging Opportunity Fund, Glynn Investment L.P., Glynn Buckley Investments, L.P., McMorgan Fund II, L.P., Glynn Peterson, Glynn Ventures III, L.P., Glynn Capital Management 401K


                              Page 27 of 29 pages

                                Index to Exhibits

Joint Filing Agreement..............................................Page 29


                              Page 28 of 29 pages